Exhibit 4.1

CERTIFICATE OF ELIMINATION OF THE

SERIES E SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

REVOLUTION LIGHTING TECHNOLOGIES, INC.

(Pursuant to Section 151(g)

of the General Corporation Law of the State of Delaware)

Revolution Lighting Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY THAT:

1. Pursuant to Section 151 of the DGCL and authority granted in the Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation (the “Board”), by resolution duly adopted, authorized the issuance of a series of Ten Thousand (10,000) shares of Series E Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), and provided for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, and, on February 21, 2013, filed a Certificate of Designations, Preferences and Rights with respect to such Series E Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”).

2. No shares of said Series E Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3. The Board has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Corporation and by a Certificate of Designations, Preferences and Rights (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on February 21, 2013, the Corporation authorized the issuance of a series of Ten Thousand (10,000) shares of Series E Preferred Stock, par value $0.001 per share, of the Corporation (the “Series E Preferred Stock”) and provided for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof, no shares of such Series E Preferred Stock are outstanding and no shares of such Series E Preferred Stock will be issued subject to said Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Series E Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Series E Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation; and it is further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Series E Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

*     *     *

4. Accordingly, all matters set forth in the Certificate of Designation with respect to the Series E Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned being the President of the Corporation, DOES HEREBY CERTIFY that the facts hereinabove stated are truly set forth and, accordingly, such officer has hereunto set his hand as of this 14th day of May, 2013.

By:	/s/ Charles J. Schafer
	Name:	Charles J. Schafer
	Title:	President